Filed Pursuant to Rule 433

Free Writing Prospectus Dated April 6, 2017

Relating to Preliminary Prospectus Dated April 3, 2017

Registration Statement No. 333-216499

WARRIOR MET COAL, LLC

to be converted into a corporation named

WARRIOR MET COAL, INC.

This free writing prospectus relates only to the initial public offering of common stock of Warrior Met Coal, LLC, to be converted into a Delaware corporation named Warrior Met Coal, Inc. (the “Company”), and should be read together with the preliminary prospectus dated April 3, 2017 related to this offering included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-216499) (the “Preliminary Prospectus”). You should read the entire Preliminary Prospectus carefully, including the section entitled “Risk Factors” and the financial statements and related notes thereto, before deciding to invest in the Company’s common stock. The most recent Registration Statement can be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1691303/000119312517107615/d501786ds1a.htm .

Preliminary First Quarter 2017 Mine Employment and Coal Production

On April 5, 2017, the Company submitted its Quarterly Mine Employment and Coal Production Report (the “Report”) for the quarter ended March 31, 2017 to the Mine Health and Safety Administration (“MSHA”). The Report contains preliminary metallurgical coal (“met coal”) production results for the quarter ended March 31, 2017 for the Company’s Mines No. 4 and No. 7. Based on preliminary results, the Company estimates the following met coal production for the quarter ended March 31, 2017 (in thousands):

•	453.7 short tons (or 411.6 metric tons) at Mine No. 4; and

•	1,159.6 short tons (or 1,052.0 metric tons) at Mine No. 7.

The Report also contained the following data with respect to the average number of persons working at Mines No. 4 and No. 7 during this quarter, total employee hours worked at Mines No. 4 and No. 7 during this quarter and total reportable injuries or illnesses during this quarter:

Mine	Average Number of Persons Working During Quarter	Total Employee Hours Worked During Quarter	Total Reportable Injuries or Illnesses
Mine No. 4	338	228,665	4
Mine No. 7	716	441,216	4

These preliminary statistics have been prepared by and are the responsibility of the Company’s management and reflect the Company’s current estimates based on information available as of the date of this free writing prospectus. In addition, production amounts are not necessarily equivalent to the Company’s sales for a quarter. The final amounts for the three months ended March 31, 2017 will not be available until after this offering is completed, and consequently, will not be available to you prior to investing in the Company’s common stock in this offering.

Historical Quarterly Production Data Provided to MSHA

For historical context, below is the production data previously reported to MSHA for the quarters indicated.

Quarterly Met Coal Production Data

(in short tons)

Mine	For the quarter ended June 30, 2016	For the quarter ended September 30, 2016	For the quarter ended December 31, 2016	For the quarter ended March 31, 2017
Mine No. 4	0	55,686	288,085	453,661

Mine No. 7	912,431	522,664	749,873	1,159,678

Total	912,431	578,350	1,037,958	1,613,339

Quarterly Met Coal Production Data

(in metric tons)

Mine	For the quarter ended June 30, 2016	For the quarter ended September 30, 2016	For the quarter ended December 31, 2016	For the quarter ended March 31, 2017
Mine No. 4	0	50,517	261,346	411,554

Mine No. 7	827,743	474,154	680,273	1,052,042

Total	827,743	524,671	941,619	1,463,596

Cautionary Statement on Forward-Looking Information

The statements regarding the completion of the offering to which this free writing prospectus relates and the preliminary statistics included herein are forward-looking statements. These forward-looking statements are not guarantees of future performance. Certain factors, including those discussed in the Preliminary Prospectus under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” may cause the Company’s actual results, performance or achievements to differ materially from estimated or future results, performance or achievements expressed or implied by these forward-looking statements. The Company does not intend, and undertakes no obligation, to update any forward-looking information to reflect actual results or future events or circumstances. Please consult any further disclosures the Company makes on related subjects in filings with the Securities and Exchange Commission (the “SEC”).

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Credit Suisse Securities (USA) LLC, toll-free at +1-800-221-1037, Citigroup Global Markets Inc., toll-free at 1-800-831-9146 or Morgan Stanley & Co. LLC, toll-free at 1-866-718-1649.